Exhibit 99.1

Motive, Inc. Announces Preliminary Second Quarter Results

AUSTIN, Texas, July 11, 2005 - Motive, Inc. (NASDAQ: MOTV), a leading provider of management software, today announced preliminary results for the second quarter ended June 30, 2005. The company expects core revenue for the second quarter of 2005, which excludes impact from business acquisitions, to be in the range of $21 million to $22 million, compared to core revenue of $22 million for the same period last year. Total revenue for the second quarter of 2005 is expected to be in the range of $22 million to $23 million.

Motive’s pro forma earnings per share for the second quarter of 2005 is expected to be in the range of $0.00 to $0.02 per diluted share, compared to pro forma earnings per share of $0.04 per diluted share for the same period last year. Motive’s GAAP loss per share for the second quarter of 2005 is expected to be in the range of ($0.05) to ($0.07) per diluted share. Pro forma earnings per share excludes the amortization of acquired technology, intangibles and deferred stock compensation and a charge associated with a legal settlement, and assumes a pro forma effective tax rate of 35%.

“Although this quarter we added several new customers and renewed and extended relationships with a number of existing customers, we had a significant transaction push out past the end of the quarter and our consulting services revenue fell short of our estimates,” said Scott Harmon, CEO of Motive. “While we are disappointed with our expected second quarter financial results, we do not believe they are indicative of a decline in the need for our management automation software.”

All statements relating to the company’s second quarter financial performance contained in this release are preliminary and may change based on the completion by the company’s management and independent auditors of customary quarterly closing and review procedures.

Conference Call Details

Motive has scheduled a conference call for 4:00 p.m. CST today to discuss its preliminary second quarter of 2005 results. Listeners can access the conference call via webcast from the Investor Relations section of Motive’s website at www.motive.com or by dialing (800) 322-5044 and using the participant code 94206246. For those who cannot listen to the live broadcast of the call, a replay of the webcast will be available approximately two hours after the live call ends from the Investor Relations section of Motive’s website at www.motive.com or you can access a replay of the conference call at (888) 286-8010. The pass code for the replay is 69571044.

Motive will announce its final second quarter results on Wednesday, July 27, 2005, after the close of the market.

About Motive, Inc.

Motive, Inc. has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 40 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties concerning our expected financial performance, as well as our future business prospects and product and service offerings. Our actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, us and reported results should not be considered as an indication of future performance. These potential risks and uncertainties include, among other things: potential changes to these initial financial results for the second quarter 2005 based on the completion by our management and independent auditors of customary quarterly closing and review procedures, our concentrated customer base; the mix of perpetual and term licenses; the effect of the timing of the recognition of revenue from products licensed; our typically long sales cycle; the dependence of our financial growth on the continued success and acceptance of our existing and new product and service offerings; our ability to market our products in new geographic areas; the compatibility of our software with hardware and software platforms that are used by our customers and their subscribers now or in the future; the ability to attract and retain key personnel; the intensely competitive nature of the market for our products and services; and the additional risk factors described in our SEC filings, which are available at the SEC’s website at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

Non-GAAP Financial Information

Motive has provided in this release certain financial information that has not been prepared in accordance with generally accepted accounting principles (GAAP). This information includes but is not limited to core revenue and pro forma fully diluted earnings per share. These measures may be different from measures used by other companies. Our management uses these non-GAAP measures to evaluate our financial results, develop budgets and manage expenditures.

Pro Forma to GAAP Reconciliation

The following table reconciles the range provided for pro forma earnings per share to that provided for GAAP loss per share for the quarter ended June 30, 2005, both of which have been calculated on a fully diluted basis (1):

	Low End of Range	High End of Range
GAAP EPS	$(0.07)	$(0.05)
Amortization of acquired technology, intangibles and deferred stock compensation and a charge associated with a legal settlement (2)	$0.07	$0.07

Pro Forma EPS	$0.00	0.02

(1)	GAAP loss per share is calculated based on an assumed number of weighted average shares outstanding of 26.2 million. Pro forma earnings per share is calculated based on an assumed number of weighted average shares outstanding of 27.3 million.
(2)	Pro forma earnings per share assumes an effective tax rate of 35%

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Media Contact:	Investor Contact:
Wendy Wells	April Downing
Motive, Inc.	Motive, Inc.
512-531-1936	512-531-1038
pr@motive.com	ir@motive.com